Exhibit 99.1

Contacts:	Layne Christensen Company	The Equity Group Inc.
	Jerry W. Fanska	Devin Sullivan
	Sr. Vice President Finance	Sr. Vice President
	913-677-6858	212-836-9608
	www.layne.com	www.theequitygroup.com

THURSDAY, APRIL 19, 2012

LAYNE CHRISTENSEN REPORTS FOURTH QUARTER AND
FISCAL 2012 YEAR END RESULTS OF OPERATIONS

●	Revenues for Q4 FY2012 increased $4.0 million, or 1.5%, to $275.8 million from $271.8 million for Q4 FY2011, and increased 10.5% for the year, to $1.1 billion.

●
As previously announced, non-cash impairment charges were recorded in Q4 and FY2012 to reduce the carrying value of goodwill and other intangible assets.  The charges were recorded in the Water Resources, Inliner, Heavy Civil, Energy and Other Divisions, and totaled $84.6 million net of income tax.

●	Record results at Mineral Exploration division, with Q4 FY2012 revenues up 26.0% to $65.0 million and division income before interest and income taxes increasing 20.4% to $10.1 million.

●
Including impairment charges, Q4 FY2012 net loss was $88.5 million, or $4.55 per share, compared to net income of $8.8 million, or $0.45 per diluted share last year.  Net loss for the year was $56.1 million, or $2.88 per diluted share, compared to net income of $30.0 million, or $1.53 per diluted share last year.

●	Excluding impairment charges, Q4 FY2012 net loss was $3.9 million, or $0.20 per share, while net income for the year was $28.6 million, or $1.45 per diluted share.

●	Cash and equivalents were $45.2 million, long term debt was $52.7 million and stockholders’ equity was $448.6 million ($22.78 per share) as of January 31, 2012.

Financial Data	Three Months		%	Twelve Months		%
(000's, except per share data)	1/31/12	1/31/11	Change	1/31/12	1/31/11	Change
Revenues
--Water Resources	$67,461	$65,220	3.4	$274,556	$248,907	10.3
--Inliner	34,500	28,927	19.3	132,108	116,566	13.3
--Heavy Civil	78,525	85,943	(8.6)	343,760	353,304	(2.7)
--Geoconstruction	25,011	34,081	(26.6)	89,210	77,969	14.4
--Water Infrastructure Group	205,497	214,171	(4.1)	839,634	796,746	5.4
--Mineral Exploration	65,036	51,621	26.0	268,909	199,946	34.5
--Energy	3,902	5,418	(28.0)	20,388	25,754	(20.8)
--Other	1,393	637	118.7	4,216	3,213	31.2
Total revenues	$275,828	$271,847	1.5	$1,133,147	$1,025,659	10.5
Net (loss) income attributable
to Layne Christensen Company	$(88,504)	$8,776	(1,108.5)	$(56,075)	$29,991	(287.0)
Diluted EPS	$(4.55)	$0.45	(1,111.1)	$(2.88)	$1.53	(288.2)
Net (loss) income excluding
impairment charges	$(3,863)	$8,776	(144.0)	$28,566	$29,991	(4.8)
Diluted EPS excluding
impairment charges	$(0.20)	$0.45	(144.4)	$1.45	$1.53	(5.2)

 “Our performance in fiscal year 2012 was mixed. Our Mineral Exploration, Geoconstruction and Inliner Divisions had record results. Our Heavy Civil and Water Resources Divisions were negatively affected by their exposure to the soft municipal market and project execution issues; these businesses also had large write-downs in goodwill during the fourth quarter. Our Energy Division suffered from low natural gas prices. We are instituting an important change to how we manage our business going forward, which we call ‘One Layne.’ This new strategic direction will help us collaborate across divisions for the benefit of solving our clients’ toughest water management, construction and drilling challenges. We look forward to a bright future as we pursue our responsible growth strategies.”

---Rene Robichaud, President and Chief Executive Officer

MISSION WOODS, KANSAS, April 19, 2012 – Layne Christensen Company (Nasdaq: LAYN) today announced financial results for the fiscal 2012 fourth quarter (Q4 FY2012) and year (FY2012) ended January 31, 2012.  A discussion of results of operations by division is presented below.

As previously announced, results were significantly impacted by non-cash impairment charges recorded in Q4 FY2012 to reduce the carrying value of goodwill and other intangible assets.  The charges totaled $97.5 million, pre-tax, or $84.6 million, net of income tax, and were due primarily to recent poor performance in certain operations impacted by weakness in municipal spending, as well as changes in corporate strategy which we began implementing in Q4 FY2012.  These charges do not affect the Company's liquidity, cash flows from operations or the calculation of financial ratios under its credit facilities.

Including these charges, the net loss for Q4 FY2012 was $88.5 million, or $4.55 per share, compared to net income of $8.8 million, or $0.45 per diluted share, for Q4 FY2011.  The net loss for the FY2012 was $56.1 million, or $2.88 per share, compared to net income of $30.0 million, or $1.53 per diluted share, for FY2011.  Excluding such charges, the net loss for Q4 FY2012 would have been $3.9 million, or $0.20 per share, compared to net income of $8.8 million, or $0.45 per diluted share for Q4 FY2011, and net income for FY2012 would have been $28.6 million, or $1.45 per diluted share compared to $30.0 million, or $1.53 per diluted share for FY2011.  The net loss for Q4 FY2012, excluding impairment charges, includes an expense of $3.7 million related to certain liabilities arising from the ongoing investigation into the Foreign Corrupt Practices Act (“FCPA”), a further discussion of which is included under ‘Internal Investigation’ below, competitive pressures and operational difficulties in the Water Resources and Heavy Civil divisions.

Revenues increased by $4.0 million, or 1.5%, to $275.8 million for Q4 FY2012 and by $107.5 million, or 10.5%, to $1.1 billion, for FY2012.  Higher revenues in Q4 FY2012 were primarily due to strong activity across all Mineral Exploration Division locations, with the largest increases in Africa, the Western U.S. and Mexico, as well as higher sewer rehabilitation revenues.  For FY2012, revenues increased primarily due to Mineral Exploration performance and the impact of recently acquired operations.

Cost of revenues increased to $220.4 million, or 79.9% of revenues, and $881.2 million, or 77.8% of revenues, for Q4 FY2012 and FY2012, respectively, from $208.0 million, or 76.5% of revenues, and $787.3 million, or 76.8% of revenues, for the same periods last year.  The changes as a percentage of revenues were primarily due to cost overruns and project delays in our Heavy Civil Division in the second half of the year and by margin pressures in our Heavy Civil and Water Resources divisions due to continuing weakness in municipal spending.

Selling, general and administrative expenses increased to $45.4 million in Q4 FY2012 and to $167.2 million in FY2012 from $39.7 million and $142.8 million for the same periods last year.  In Q4 FY2012, we recorded the above referenced FCPA expense of $3.7 million.  The remaining increases were primarily the result of increased compensation expenses of $1.0 million and $5.2 million, expenses of $1.6 and $4.8 million associated with the transition of the chief executive office and other executives, added expenses from acquired operations of $0.5 million and $4.3 million, and, for FY2012, higher legal and professional fees of $4.7 million and travel costs of $2.5 million.  These increases were partially offset by reductions in incentive compensation requirements of $1.7 million in Q4 FY2012.

Depreciation, depletion and amortization increased to $17.8 million and $63.1 million for Q4 FY2012 and FY2012 from $14.4 million and $53.5 million for the same periods last year.  The increases were primarily the result of increases in assets from acquisitions and property additions.

Equity in earnings of affiliates increased to $5.6 million and $24.6 million for Q4 FY2012 and FY2012, from $5.4 million and $13.2 million for the same periods last year.  For Q4 FY2012, the increase was attributable to a $1.3 million increase in earnings from our Geoconstruction affiliate in Brazil, offset by a $0.5 million decrease in earnings from our Latin American affiliates in Mineral Exploration.  Our Mineral Exploration affiliates’ results in Q4 FY2012 were impacted by certain project start-up expenses and other delays.  The increase for FY2012 reflects the impact of an improved minerals exploration market in Latin America, primarily for copper and gold in Chile and Peru, as well as a full year of operations from our Geoconstruction affiliate in Brazil.

Interest expense increased to $0.6 million and $2.4 million for Q4 FY2012 and FY2012, from $0.2 million and $1.6 million for the same periods last year, due primarily to higher borrowing under the revolving credit facility to fund operations.

Other income, net, for FY2012 was $9.6 million compared to $0.5 million for FY2011, and consisted primarily of a gain of $5.4 million (inclusive of $0.4 million amortization of deferred gain) on the sale of a facility in California in anticipation of relocating existing operations, a gain of $1.0 million on the sale of certain investment securities in Australia, and gains of $2.9 million on the sale of other equipment.

Income tax benefit was $12.8 million (an effective rate of 12.7%) for Q4 FY2012 with a $9.2 million income tax expense (on a pretax loss before income taxes of $44.0 million, resulting in an effective tax rate of negative 21.0%) for FY2012 compared to income tax expense of $5.0 million (an effective rate of 32.6%) and $22.6 million (an effective rate of 41.7%) for the same periods last year.  Excluding the impact of the impairment charges, for Q4 FY2012 and FY2012, the Company would have recorded income tax expense of $0.1 million (a negative adjusted effective rate of 4.5%) and $22.1 million (an adjusted effective rate of 41.3%). The adjusted effective rates for the current periods were lower than the effective rates for the comparable prior quarter periods due to the continued increase in the forecasted equity earnings of affiliates as a percentage of forecasted income before income taxes.  As a substantial part of the non-dividend portion of these earnings is considered indefinitely re-invested, it tends to lower our effective tax rate.

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments.  A discussion of the results of each segment follows the table.

	Three Months			Twelve Months
	Ended January 31,			Ended January 31,
(in thousands)	2012 Excluding Impairments	2012	2011	2012 Excluding Impairments	2012	2011
Revenues
Water Resources		$67,461	$65,220		$274,556	$248,907
Inliner		34,500	28,927		132,108	116,566
Heavy Civil		78,525	85,943		343,760	353,304
Geoconstruction		25,011	34,081		89,210	77,969
Water Infrastructure Group		205,497	214,171		839,634	796,746
Mineral Exploration		65,036	51,621		268,909	199,946
Energy		3,902	5,418		20,388	25,754
Other		1,393	637		4,216	3,213
Total revenues		$275,828	$271,847		$1,133,147	$1,025,659
Equity in earnings of affiliates
Geoconstruction		$1,184	$437		$3,345	$517
Mineral Exploration		4,438	4,919		21,302	12,636
Total equity in earnings of affiliates		$5,622	$5,356		$24,647	$13,153
(Loss) income before income taxes
Water Resources	$(4,050)	$(21,134)	$4,523	$11,117	$(5,967)	$17,377
Inliner	2,108	(21,022)	1,807	9,894	(13,236)	9,426
Heavy Civil	(4,644)	(58,352)	(156)	(7,942)	(61,650)	9,637
Geoconstruction	3,610	3,610	8,913	12,828	12,828	11,708
Water Infrastructure Group	(2,976)	(96,898)	15,087	25,897	(68,025)	48,148
Mineral Exploration	10,120	10,120	8,404	62,259	62,259	34,947
Energy	(815)	(1,765)	400	502	(448)	3,291
Other	48	(2,609)	(525)	(1,865)	(4,522)	(400)
Unallocated corporate expenses	(8,588)	(8,588)	(7,768)	(30,863)	(30,863)	(30,224)
Interest expense	(596)	(596)	(214)	(2,357)	(2,357)	(1,594)
Total (loss) income before income taxes	$(2,807)	$(100,336)	$15,384	$53,573	$(43,956)	$54,168

Impairment of Goodwill and Other Intangibles

During Q4 FY2012, in connection with our annual assessment of the carrying value of goodwill and other intangibles, we recorded non-cash, pre-tax impairment charges totaling $97.5 million.  The charges included $17.1 million associated with the Water Resources Division, $23.1 million associated with the Inliner Division, $53.7 million associated with the Heavy Civil Division, $1.0 million associated with the Energy Division, and $2.6 million associated with our other businesses.  The charges in the Heavy Civil Division include $9.2 million related to trade names, largely due to our corporate strategy decision in Q4 FY2012 to emphasize the Layne name for virtually all the Company’s services worldwide, which will result in our ceasing to use these trade names.  The remainder of the charges in the Heavy Civil Division, and the charges in the other divisions, reflect the write-off of substantially all of the goodwill associated with those divisions.  The write-offs are a result of projected continued weakness in demand for construction projects that is greater and more persistent than originally anticipated, continuing projected weakness in the economy adversely affecting spending by municipalities and the resulting pressures on margins from increased competition.  The goodwill charge in Water Resources was also impacted by a shift in the corporate strategy in Q4 FY2012 to focus more on traditional water treatment services, resulting in the write-off of goodwill associated with acquired companies that had a heavy research and development focus.  The tax effect of the impairment charges was $12.9 million.

For purposes of comparison, the discussion below of division operating results excludes the impact of impairment charges which have been discussed above.

Water Resources Division	Three Months		Twelve Months
	Ended January 31,		Ended January 31,
(in thousands)	2012	2011	2012	2011
Revenues	$67,461	$65,220	$274,556	$248,907
(Loss) income before income taxes	(4,050)	4,523	11,117	17,377

At our Water Resources Division, revenue levels were up across substantially all product lines, particularly water supply, repair and installation services, and our deep wastewater injection well work for power companies in the Florida market.  The increases for Q4 FY2012 and FY2012 were partially offset by declines of $5.4 million and $12.1 million from our water supply project in Afghanistan, which was completed early in the year.

Income before income taxes for FY2012 included a gain of $5.4 million (including $0.4 million amortization of deferred gain) on the sale of a facility in Fontana, California, in Q1 FY2012.  Excluding the gain, the decreases in the periods were primarily attributable to declines of $5.2 million and $9.4 million from our Afghanistan project, which has not been fully replaced, lower margins on municipal bid work and by losses in our water treatment operations.  We expect profit margins for projects in the municipal sector to remain under pressure for at least the next year.

The backlog in the Water Resources Division was $102.3 million as of January 31, 2012, compared to $107.3 million as of January 31, 2011.

Inliner Division	Three Months		Twelve Months
	Ended January 31,		Ended January 31,
(in thousands)	2012	2011	2012	2011
Revenues	$34,500	$28,927	$132,108	$116,566
Income before income taxes	2,108	1,807	9,894	9,426

Inliner Division revenues increased primarily due to the impact of acquired operations, which contributed revenues of $4.5 million and $14.2 million for the respective FY2012 periods.

The rise in income before income taxes was largely due to improved margins.  The acquired operations are being transitioned into the division and were not large contributors to earnings.

The backlog in the Inliner Division was $80.4 million as of January 31, 2012, compared to $62.9 million as of January 31, 2011.

Heavy Civil Division	Three Months		Twelve Months
	Ended January 31,		Ended January 31,
(in thousands)	2012	2011	2012	2011
Revenues	$78,525	$85,943	$343,760	$353,304
(Loss) income before income taxes	(4,644)	(156)	(7,942)	9,637

The decreases in Heavy Civil Division revenues reflected slight revenue declines across most of our operations as the division encountered greater competition. Our expansion into the southwestern US continued, contributing revenues of $7.7 million and $23.3 million for Q4 FY2012 and FY2012, respectively.

The decline in income before income taxes reflected the impact of extensive project delays and cost overruns, as well as margin pressures on municipal bid projects.  We have made operational and overhead changes to curtail the losses, including terminating certain project managers, reducing administrative staff and changing our bidding practices, but we expect low margins and bidding pressures to continue to hold earnings to near breakeven for calendar 2012.

The backlog in the Heavy Civil Division was $308.1 million as of January 31, 2012, compared to $358.2 million as of January 31, 2011.  The decline is partially due to our efforts to increase our bid margins and reduce the levels of low margin projects.

Geoconstruction Division	Three Months		Twelve Months
	Ended January 31,		Ended January 31,
(in thousands)	2012	2011	2012	2011
Revenues	$25,011	$34,081	$89,210	$77,969
Equity in earnings of affiliates	1,184	437	3,345	517
Income before income taxes*	3,610	8,913	12,828	11,708

Revenues include a full year of operations for Bencor Corporation, acquired in Q4 FY2011.  Bencor contributed revenues of $29.6 million for FY2012, although Q4 FY2012 revenues were down $4.7 million from an unusually high level of activity at a dam project in Q4 FY2011.  Revenues for our other operations were down for Q4 FY2012 and FY2012, due to time spent reallocating our resources following the completion of large projects in New Orleans and San Francisco.

Income before income taxes for FY2012 improved based on a full year’s results of acquired operations, including the equity earnings from our investment in Diberil, which operates primarily in Brazil.  Earnings for Q4 FY2012 declined due to the high level of activity on the dam project last year, as noted above.

The backlog in the Geoconstruction Division was $47.3 million as of January 31, 2012, compared to $58.4 million as of January 31, 2011.

Mineral Exploration Division	Three Months		Twelve Months
	Ended January 31,		Ended January 31,
(in thousands)	2012	2011	2012	2011
Revenues	$65,036	$51,621	$268,909	$199,946
Equity in earnings of affiliates	4,438	4,919	21,302	12,636
Income before income taxes*	10,120	8,404	62,259	34,947
*Including equity in earnings of affiliates

Mineral Exploration Division revenues increased due to high activity levels across all locations, and were particularly strong in Mexico, southern Africa and the southwest US.

The increase in income before income taxes resulted primarily from a combination of high activity levels and continued improvement in pricing in substantially all of our operations, as well as equity earnings from our affiliates in Latin America. Although they slowed in Q4 FY2012 due to project start-up expenses and other delays at certain mine site locations, our partners had their strongest year ever, with significant increases at copper mine sites in Chile.  The increases were partially offset by increased legal and professional expenses for the FCPA investigation of $0.8 million and $3.8 million for Q4 FY2012 and FY2012, and by the accrual of $3.7 million for the FCPA investigation in Q4 FY2012, as discussed below under ‘Internal Investigation’.

Energy Division	Three Months		Twelve Months
	Ended January 31,		Ended January 31,
(in thousands)	2012	2011	2012	2011
Revenues	$3,902	$5,418	$20,388	$25,754
(Loss) income before income taxes	(815)	400	502	3,291

Energy Division revenues and income before income taxes continued to be impacted by low natural gas prices, with average net sales price on production for Q4 FY2012 and FY2012 of $2.53 and $3.16 per Mcf, respectively, compared to $3.90 and $4.78 per Mcf for the same periods last year.  The net sales price excludes revenues generated from third party gas.  Net gas production by the Energy Division for Q4 FY2012 and FY2012 was 1,085 MMcf and 4,411 MMcf, compared to 1,068 MMcf and 4,455 MMcf for the same periods last year.  We have offset the declines in prices to an extent by seeking to increase oil production and by reducing overhead expenses.

We expect natural gas prices to remain low and are currently exploring strategic alternatives for the Energy (“E&P”) Division.  We will exploit opportunities within our current operating leases, like shallow oil, and continue to operate responsibly and efficiently.

Other	Three Months		Twelve Months
	Ended January 31,		Ended January 31,
(in thousands)	2012	2011	2012	2011
Revenues	$1,393	$637	$4,216	$3,213
Loss before income taxes	48	(525)	(1,865)	(400)

Other includes primarily the results of our start-up energy services businesses.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $8.6 million and $30.9 million for Q4 FY2012 and FY2012, respectively, compared to $7.8 million and $30.2 million for the same periods last year.  The current period expenses include costs of $1.6 million and $4.0 million related to the transition of the chief executive officer and other executives. The remaining decrease from the prior periods includes reductions of $0.8 million and $2.6 million in system implementation and development consulting expenses, and $0.9 million and $2.1 million in incentive compensation expenses.

Internal Investigation

As previously reported, in connection with the Company updating its Foreign Corrupt Practices Act ("FCPA") policy, questions were raised internally in late September 2010 about, among other things, the legality of certain payments by the Company to agents and other third parties interacting with government officials in certain countries in Africa.  The Audit Committee of the Board of Directors engaged outside counsel to conduct an internal investigation to review these payments with assistance from two outside accounting firms.  The internal investigation, which is continuing, has found documents and information suggesting that improper payments, which may violate the FCPA and other local laws, were made over a considerable period of time, by or on behalf of, certain foreign subsidiaries of the Company to agents and other third parties interacting with government officials in certain countries in Africa relating to the payment of taxes, the importing of equipment and the employment of expatriates.  In February 2012, we held preliminary discussions with the Department of Justice (“DOJ”) and Securities and Exchange Commission (“SEC”) regarding the potential resolution of this matter.  The discussions with the government are at an early stage, and the Company is currently unable to assess whether the government will accept voluntary settlement terms that would be acceptable to the Company.  As of January 31, 2012, the Company accrued a $3.7 million liability representing the Company's initial estimate, based on, among other things, the results of its own internal investigation and an analysis of recent and similar FCPA settlements, of the amount that it may be required to disgorge to the SEC in estimated benefits, plus interest thereon.  The SEC and DOJ have requested that the Company perform additional analysis regarding the estimated benefits that the Company may have received, or intended to receive, from the payments in question.  Accordingly, no assurance is made or can be given that the government will accept this estimated disgorgement and interest amount.  Investors are cautioned to not rely upon the presently accrued liability as accurately reflecting the ultimate amount that the Company may be required to pay as disgorgement and interest thereon.

In addition to the ultimate liability from the disgorgement and related interest, the Company believes that it could be further liable for fines and penalties as part of any settlement.  At this time, the Company is not able to reasonably estimate the amount of any fine or penalty that it may have to pay as a part of any possible settlement.  Furthermore, the Company cannot currently assess the potential liability that might be incurred if a settlement is not reached and the government was to litigate the matter.  As such, based on the information available at this time any additional liability related to this matter is not reasonably estimable.  The Company will continue to evaluate the amount of its liability pending final resolution of the investigation and any related settlement discussions with the government.  The amount of the actual liability for any fines, penalties, disgorgement or interest that may be recorded in connection with a final settlement could be significantly higher than the liability accrued to date.

Conference Call

Rene Robichaud, President & CEO, and Jerry W. Fanska, Senior Vice President -- Finance, will conduct a conference call at 11:00 AM ET / 10:00 AM CT this morning to discuss these results and related matters.  Interested parties may participate in the call by dialing (877) 212-6082 (Domestic) or (707) 287-9332 (International).  The conference call will also be broadcast live via the Investor Information sector of Layne's website at www.layne.com.  To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the website for approximately 90 days.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934.  Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future.  Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to:  the outcome of the ongoing internal investigation into, among other things, the legality, under the FCPA and local laws, of certain payments to agents and other third parties interacting with  government officials in certain countries in Africa relating to the payment of taxes and the importing of equipment (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry and exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected.  These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne is a global solutions provider to the world of essential natural resources – water, mineral and energy.  We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA

	Three Months		Twelve Months
	Ended January 31,		Ended January 31,
(in thousands, except per share data)	2012	2011	2012	2011
Revenues	$275,828	$271,847	$1,133,147	$1,025,659
Cost of revenues (exclusive of depreciation, depletion,
and amortization, shown below)	(220,370)	(207,962)	(881,215)	(787,289)
Selling, general and administrative expenses	(45,400)	(39,663)	(167,157)	(142,808)
Depreciation, depletion and amortization	(17,846)	(14,414)	(63,124)	(53,468)
Impairment of goodwill and other intangibles	(97,529)	-	(97,529)	-
Equity in earnings of affiliates	5,622	5,356	24,647	13,153
Interest expense	(596)	(214)	(2,357)	(1,594)
Other income, net	(45)	434	9,632	515
(Loss) income before income taxes	(100,336)	15,384	(43,956)	54,168
Income tax benefit (expense)	12,763	(5,012)	(9,226)	(22,581)
Net (loss) income	(87,573)	10,372	(53,182)	31,587
Net income attributable to noncontrolling interests	(931)	(1,596)	(2,893)	(1,596)
Net (loss) income attributable to
Layne Christensen Company	$(88,504)	$8,776	$(56,075)	$29,991

(Loss) earnings per share information attributable to
Layne Christensen Company shareholders:
Basic (loss) income per share	$(4.55)	$0.45	$(2.88)	$1.55

Diluted (loss) income per share	$(4.55)	$0.45	$(2.88)	$1.53

Weighted average shares outstanding - basic	19,462	19,421	19,455	19,393
Dilutive stock options and nonvested shares	-	248	-	185
Weighted average shares outstanding - dilutive	19,462	19,669	19,455	19,578

	As of
	January 31,	January 31,
(in thousands)	2012	2011
Balance Sheet Data:
Cash and cash equivalents	$45,189	$44,985
Working capital, including current maturities of long term debt	136,404	84,785
Total assets	800,791	810,207
Total long term debt, excluding current maturities	52,716	-
Total Layne Christensen Company stockholders' equity	448,665	501,687
Common shares issued and outstanding	19,699	19,540